Strategic Partners Mutual Funds, Inc.
For the period ended 10/31/05
File Number 811-0805

SUB-ITEM 77D
Policies With Respect to Security Investment



STRATEGIC PARTNERS MUTUAL FUNDS, INC.

Strategic Partners High Yield Bond Fund

Supplement dated September 16, 2005
to
Prospectus and Statement of Additional Information dated August 5, 2005

The Board of Directors (the Board) of the Strategic
Partners High Yield Bond Fund (the Fund), a series of the
Strategic Partners Mutual Funds, Inc., recently approved a change in one of the Fund's benchmarks. Specifically, the Board approved the use of the Lehman Brothers U.S.
Corporate High Yield 2% Issuer Capped Index in place of the
Lehman Brothers U.S. Corporate High Yield Index as one of the Fund's benchmarks.

To reflect the change in Fund benchmarks, the table of average annual total returns appearing in the section of the Prospectus titled "Past Performance" is hereby amended by including information pertaining to the Lehman Brothers
U.S. Corporate High Yield 2% Issuer Capped Index as set forth below:


Index                             One Year   Five Years    Since
                                                         Inception

Lehman Brothers U.S. Corporate
High Yield 2% Issuer Capped Index   5.64%      7.80%      5.82%


To reflect the change in Fund benchmarks, the section in the statement of additional information (SAI) titled
"Additional Performance Information - All Other Funds -
Comparative Information" is hereby amended by including information pertaining to the Lehman Brothers U.S.
Corporate High Yield 2% Issuer Capped Index as follows:

The Lehman Brothers U. S. Corporate High Yield 2% Issuer
Capped Index covers the universe of U.S. dollar denominated, non-convertible, fixed rate, non-investment grade debt. Issuers are capped at 2% of the Index. Index holdings must have at least one year to final maturity, at least $150 million par amount outstanding, and be publicly issued with a rating of Ba1 or lower.

To reflect the change in Fund benchmarks, the following replaces the description of the benchmark with respect to the Fund on page B-203 of the SAI:

The benchmark for measuring performance of this Fund is the Lehman Brothers U. S. Corporate High Yield 2% Issuer Capped
Index.